Exhibit 10.2

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT is made and entered into as of June 1, 2007, by and between Immucor, Inc., a Georgia corporation with its executive offices at 3130 Gateway Drive, Norcross, Georgia 30071 (herein referred to as “Employer” or the “Company”), and Gioacchino De Chirico (herein referred to as “Employee”), and amends the Employment Agreement between the Company and Employee dated December 1, 2003 (the “Original Agreement”).

The purposes of this Amendment are to (i) reflect that the term of Employee’s employment will not be automatically extended on an annual basis, but is instead stated to end five (5) years after the date of this Amendment, (ii) to reflect that upon a termination after a Change in Control (as defined in the Original Agreement) the amount payable to Employee will be reduced from five (5) times Employee’s Average Annual Compensation (as defined therein) to two (2) times Employee’s Average Annual Compensation, and (iii) to clarify the time during which the Change in Control payments may be triggered, in light of the fixed term of Employee’s employment.

Except as amended below, the terms of the Original Agreement will remain in effect.

1.             The first sentence of Section 3 of the Original Agreement, Term of Employment, is amended in its entirety to read as follows . . . :

“Employee’s employment hereunder shall commence on December 1, 2003 (hereinafter called the “Effective Date”) and shall continue  through May 31, 2012, unless sooner terminated by the first to occur of the following:”

2.             The last sentence of Section 3 of the Original Agreement, Term of Employment, which reads as follows,

“If not sooner terminated under the provisions of Sections 3(a) through 3(f) above, the term of Employee’s employment hereunder shall automatically renew for an additional period of five (5) years at each annual anniversary date of this agreement.”

is deleted in its entirety and shall no longer have any effect.

3.             Section 7(b) of the Original Agreement is amended in its entirety to read as follows . .. . :

(b)                                 If, within 60 days after an event described in Sections 7(a)(i), (a)(ii), (a)(iii) or (a)(iv) (a “Change of Control”), the Employee voluntarily terminates his employment with the Employer, or if during the term of this Agreement after a Change of Control Employer terminates Employee’s employment (whether for Cause or without Cause), then Employer shall pay Employee (instead of the amount specified in Section 4(c), if any, but together with the amount specified in Section 7(d), if any) an amount equal to two (2) times the Employee’s Average Annual Compensation (as defined below), to be paid in a single payment at the time of termination. In consideration of such payment and his employment hereunder through the date of such termination, Employee agrees to remain bound by the provisions of this agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment.

The parties have executed and delivered this Amendment as of the date first mentioned above.

IMMUCOR, INC.		EMPLOYEE

By:	/s/ Philip H. Moise	/s/ Gioacchino De Chirico
	Philip H. Moïse	Gioacchino De Chirico
Vice President, General Counsel & Secretary